Exhibit 99.1

CorMedix Inc. announces preliminary Fourth quarter 2024 results and provides business update

‒ Q4 2024 Unaudited Net Revenue of Approximately $31mm ‒

‒ FY 2024 Unaudited Net Revenue of Approximately $43mm ‒

‒ Expects Q4 Adjusted EBITDA to Exceed $12mm ‒

Berkeley Heights, NJ – January 7, 2025 – CorMedix Inc. (Nasdaq: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for life-threatening diseases and conditions, today announces its preliminary unaudited fourth quarter results and provides an update on its business. These include the following key updates:

●	CorMedix announces preliminary, unaudited net revenue of approximately $31mm for Q4 2024 and approximately $43mm for FY 2024, and expects Q4 2024 adjusted EBITDA(1) to exceed $12mm.

●	The Company is shipping DefenCath to all three of its midsized dialysis operator (MDO) customers and has seen continuous ordering of increasing size throughout the quarter. CorMedix has more than $25mm of existing open purchase orders scheduled for delivery during the first quarter of 2025.

●	The CorMedix team is actively working with its Large Dialysis Operator (LDO) customer to begin DefenCath implementation in the first half of 2025, and hopes to achieve the LDO’s targeted patient utilization of 4,000 patients in H2 2025.

●	The Company today announces an expanded deployment effort in the inpatient hospital segment beginning in Q1 2025. The Company has engaged Syneos Health to build a dedicated inpatient field sales team that will exclusively promote DefenCath to hospitals and health systems. As part of this expanded inpatient deployment, the current field team which was covering both inpatient and outpatient segments is being reorganized, with existing field roles being transitioned or eliminated.

●	A final clinical study protocol for DefenCath in Total Parenteral Nutrition (TPN) was submitted to FDA in Q4, and study enrollment is expected to begin in H1 2025. The Company also expects patient enrollment in the pediatric study for DefenCath in pediatric hemodialysis to begin in H2 2025.

●	CorMedix estimates the expanded inpatient deployment and internal commercial realignment to be cost neutral on overall S&M expense in 2025, and announces preliminary operating expense guidance for FY 2025 of $72 – $78mm, excluding non-cash and one-time items, with the increase over 2024 spending levels largely driven by R&D spending on previously announced clinical initiatives.

●	The Company reports preliminary unaudited cash and short-term investments, as of December 31, 2024, of approximately $52 million.

Joe Todisco, CorMedix CEO, commented, “I’m proud to announce our preliminary Q4 results today, including surpassing our guidance of becoming breakeven by year-end 2024. CorMedix continues to execute well on our key objectives particularly around our outpatient launch, and I am pleased with the implementation efforts we have seen thus far from key customers in the outpatient segment. Today’s announcement of our agreement for inpatient expansion with Syneos Health reinforces our commitment to grow DefenCath across settings of care. I believe we begin 2025 in a strong position and look forward to updating investors as we continue to execute over the months ahead.”

The preliminary financial information presented in this press release is based on CorMedix’s current expectations and may be adjusted as a result of, among other things, the completion of our internal review process and the completion of customary annual audit procedures.

(1)	Adjusted EBITDA is a non-GAAP financial measure and excludes non-cash items such as stock based compensation and certain non-recurring items. The Company expects to provide a reconciliation of Adjusted EBITDA to the most comparable GAAP measure in its earnings release relating to the fourth quarter and full year 2024 financial results. Such reconciliation is not included in this release because we are currently finalizing certain amounts that would be required to be included in the U.S. GAAP measure or the individual adjustments for such reconciliation.

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of life-threatening conditions and diseases. The Company is focused on commercializing its lead product DefenCath® (taurolidine and heparin) which was approved by the FDA on November 15, 2023. CorMedix commercially launched DefenCath in inpatient settings in April 2024 and in outpatient settings in July 2024. CorMedix is commencing clinical studies in adult Total Parenteral Nutrition (TPN) patients and pediatric hemodialysis (HD) patient populations in 2025 and also intends to develop DefenCath as a catheter lock solution for use in other therapeutic areas. For more information visit: www.cormedix.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties, including expectations regarding CorMedix’s fourth quarter and full year 2024 unaudited net revenue, fourth quarter 2024 adjusted EBITDA, cash and short-term investments as of December 31, 2024 and preliminary operating expense guidance for fiscal year 2025; the timing of expected achievement of the LDO’s targeted patient utilization; the timing of expected study enrollment for a final clinical study protocol for DefenCath in TPN; and the timing of expected patient enrollment in a pediatric study for DefenCath in pediatric hemodialysis. Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “will,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions or variations intended to identify forward-looking statements. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects should be considered forward-looking statements. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, and readers are directed to the Risk Factors identified in CorMedix’s filings with the SEC, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and such forward-looking statements speak only as of the date of this press release. Investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Dan Ferry
Managing Director
LifeSci Advisors

daniel@lifesciadvisors.com
(617) 430-7576

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